Exhibit 10.2

Agreement No. 99-0248

STANDARD EQUITY AGREEMENT

This Agreement is made effective the 27th day of September, 1999, by and between Wisconsin Alumni Research Foundation (hereinafter called “WARF”), a nonstock, nonprofit Wisconsin corporation, and NimbleGen Systems LLC (hereinafter called “NimbleGen”), a limited liability company organized and existing under the laws of Wisconsin;

WHEREAS, WARF and NimbleGen have entered into a License Agreement, as defined below, with respect to certain inventions owned by WARF;

WHEREAS, as an accommodation to NimbleGen, WARF is willing to accept Units in lieu of charging NimbleGen certain fees under the License Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:

Section 1. Definitions.

For the purpose of this Agreement, the Appendix A definitions shall apply.

Section 2. Issuance of Units to WARF.

A. Issuance of Units.

(i) NimbleGen shall issue to WARF, within thirty (30) days after the execution of this Agreement, Units representing ten percent (10%) of the then outstanding Equity Interests of NimbleGen. Within such period, NimbleGen shall deliver or cause to be delivered to WARF such documentation, duly signed by appropriate officers of NimbleGen, as may be necessary to establish WARF’s ownership of such Units.

(ii) All Units shall be fully-paid and non-assessable upon their issuance to WARF and shall have the same rights and preferences granted other holders of Units. NimbleGen agrees that WARF’s percentage interest shall be maintained through the first round of equity financing and until the cash investment in or net worth of NimbleGen is greater than $1,000,000. Thereafter, WARF’s percentage interest shall be subject to dilution in the same manner as the most favored of the other holders of NimbleGen’s Units.

B. Certain Adjustments.

In the event of any transaction as a result of which Equity Interests in NimbleGen are issued in respect of the outstanding Units, or any recapitalization, reorganization, or other similar action with respect to its Units, between the date of this Agreement and the date that Units are issued to WARF pursuant to this Agreement, then appropriate adjustments shall be made to the number of Units to be issued to WARF pursuant to Section 2A so that WARF receives an equivalent percentage of NimbleGen’s issued and outstanding Units.

Section 3. Put Option.

A. Grant of Put Option.

NimbleGen hereby agrees to repurchase the Units issued to WARF pursuant to this Agreement, at the option of WARF, on the terms contained in this Section 3.

B. Period for Exercise.

WARF shall have the right to exercise part or all of its put option under this Section 3 after the fifth anniversary of the effective date of this Agreement, unless prior to such date NimbleGen (or a successor entity to NimbleGen) has undergone an initial public offering. Such right shall expire on the earlier of the date NimbleGen (or a successor entity to NimbleGen) undergoes an initial public offering or the tenth anniversary of the effective date of this Agreement.

C. Price Per Unit.

NimbleGen shall pay WARF consideration for each Unit put to it hereunder in cash in an amount equal to the Fair Market Value of the Units being put as of the date WARF exercises its put option.

D. Exercise of Option.

WARF may exercise its put option only by its delivery of a written notice to NimbleGen that WARF is exercising its rights under this Section 3. In WARF’s sole discretion, WARF may exercise its rights to either some or all of the Units with respect to which it has a put option under this Section 3 at any time after the date the option becomes exercisable as specified in Section 3B of this Agreement and prior to its expiration date as set forth in Section 3B.

E. Certain Adjustments.

In the event of any transaction as a result of which Equity Interests in NimbleGen are issued in respect of the outstanding Units, or any recapitalization, reorganization, or other similar action with respect to its Units, this put option shall apply to any new Units issued to WARF pursuant to such corporate action and appropriate adjustments shall be made to the number of Units subject to this put option (including any new Units) and the price per Unit under this option so that the value of this option to WARF is not diminished by such action.

F. Inability of NimbleGen to Purchase.

If NimbleGen is unable to lawfully purchase all of the Units which it is required or permitted to purchase pursuant to this Agreement because such purchase is not legally permitted (including under Wis.Stats. §183.0607), then until such time as NimbleGen is legally able to purchase the Units pursuant to this Agreement at the original purchase price provided herein, or, if applicable, the value redetermined as hereinafter set forth, the purchase thereof shall be considered to be deferred, and the rights of NimbleGen to purchase or demand purchase hereunder shall not be considered to commence until that time. Notwithstanding the forgoing, if WARF shall so request, NimbleGen shall purchase as many Units as it is legally able to purchase as requested by WARF on the date originally required by this Section 3 (the “Original Closing Date”) and at such times as WARF may thereafter reasonably request. Any deferral of the purchase of Units hereunder shall not change, defer or otherwise affect the date as of which the value of each Unit to be purchased is to be determined as provided herein (the “Original Valuation Date”) with respect to deferred purchases occurring during the one (1) year period following the Original Closing Date. Thereafter, the value per Unit of any Units, the purchase of which has been deferred hereunder (the “Deferred Units”) shall be redetermined on each successive one (1) year anniversary (“Redetermination Date”) of the Original Closing Date and the value of each Deferred Unit remaining to be purchased at any time shall be the greater of (a) the value thereof determined on the Original Valuation Date, or (b) the value thereof determined on the Redetermination Date last preceding the purchase of such Units.

Section 4. Representations and Warranties.

A. Representations and Warranties by NimbleGen.

NimbleGen represents and warrants to WARF that:

(i) NimbleGen was duly organized and is a validly existing limited liability company under the laws of the State of Wisconsin with adequate power and authority to conduct the business in which it is now engaged, and NimbleGen is duly qualified to do business as a foreign limited liability company and is in good standing in such other states or jurisdictions as is necessary to enable it to carry on its business.

(ii) There are no actions, suits, or proceedings pending or threatened against NimbleGen, its properties, or its patents in any court or before any governmental or administrative agency, which can have any material or adverse effect on the business as now conducted or on the properties, the financial condition, or income of NimbleGen, and NimbleGen is not in default under any order or judgment of any court or governmental or administrative agency.

(iii) NimbleGen is not a party to any agreement or instrument, or subject to any restrictions in its charter documents, materially or adversely affecting its business and operations, present or prospective, or its property, assets, or condition, financial or otherwise.

(iv) NimbleGen is not in default in the performance, observance, or fulfillment ; of any of the obligations, covenants, or conditions contained in any bond, debenture, note, or other evidence of indebtedness or any contract or other agreement of NimbleGen.

(v) This Agreement has been duly authorized, executed and delivered on behalf of NimbleGen and constitutes the valid and binding agreement of NimbleGen, enforceable in accordance with its terms, and NimbleGen has full power and lawful authority to issue, sell, and repurchase the Units on the terms and conditions herein set forth.

(vi) Consummation of the transactions contemplated by this Agreement in compliance with provisions of this agreement will not result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, or result in the creation of any lien, charge, or encumbrance on, any property or assets of NimbleGen pursuant to any indenture, mortgage, deed of trust, agreement, charter document, contract, or other instrument to which NimbleGen is a party or by which NimbleGen may be bound.

(vii) NimbleGen is in compliance with all federal, state and local environmental laws and there are no conditions currently existing or contemplated which are likely to subject NimbleGen to damages, penalties, injunctive relief, removal costs, remedial costs or cleanup costs under any such laws or assertions thereof.

(viii) Attached hereto as Appendix B and hereby made a part hereof are the Articles of Organization (including any amendments thereto) and the Operating Agreement (including any amendments thereto) of NimbleGen.

(ix) As of the date of this Agreement, 200 Units are validly issued and outstanding and not subject to any other parties’ preemptive rights. There are no other authorized or outstanding Equity Interests of NimbleGen of any class, kind, or character, and there are no outstanding subscriptions, options, warrants, or other agreements, or commitments obligating NimbleGen to issue any additional Equity Interests of any class, or any options or rights with respect thereto, or any securities convertible into any Units of stock of any class.

(x) Attached hereto as Appendix C and hereby made a part hereof is a list of all restrictions on the transfer of any Units or other securities of NimbleGen and all agreements between any members or convertible debtholders of NimbleGen regarding the valuation or transfer of any Units or other securities of NimbleGen.

(xi) Attached hereto as Appendix D and hereby made a part hereof are the Financial Statements of NimbleGen which are provided to WARF as of the date of this Agreement.

(xii) Since the date of the most recent Financial Statements provided to WARF under this Agreement, there has been no: (a) material adverse change in the condition, financial or otherwise, of NimbleGen other than changes in the ordinary course of business; (b) damage or loss, whether or not covered by insurance, materially and adversely affecting NimbleGen’s properties or business taken as a whole; and (c) declaration or setting aside, or payment of any dividend or other distribution in respect of the Units of NimbleGen or any direct or indirect redemption, purchase or other acquisition of such Units.

(xiii) All Financial Statements provided or to be provided to WARF under this Agreement are true and complete and have been prepared in accordance with generally accepted accounting principles. As of the date of the most recent Financial

Statements provided to WARF under this Agreement, NimbleGen had no material liabilities, absolute or contingent, that are not reflected in such Financial Statements except obligations incurred in the ordinary course of business. :

(xiv) NimbleGen has filed all tax returns and reports required to be filed by it. NimbleGen has paid all taxes, interest and penalties required to be paid pursuant to said returns or otherwise required to be paid by it.

(xv) NimbleGen will not dilute the Units provided to WARF under this Agreement through $1,000,000 in capitalization.

B. Representations and Warranties by WARF.

WARF represents and warrants to NimbleGen that:

(i) WARF is acquiring the Units for investment for its own account and not with a view to resale or distribution within the meaning of the Securities Act, and WARF does not intend to divide its participation with others or to resell or otherwise dispose of all or any part of the Units without registration under the Securities Act, except to NimbleGen or unless and until it determines at some future date that changed circumstances, not now in its contemplation, make such disposition advisable.

(ii) This Agreement has been duly authorized, executed, and delivered on behalf of WARF and constitutes the valid and binding Agreement of WARF, enforceable in accordance with its terms, and WARF has full power and lawful authority to purchase and sell the Units on the terms and conditions herein set forth.

C. Survival and Timing of Warranties.

The warranties and representations made in this Section 4 shall survive the closing of any issuance of Units to WARF. The warranties and representations made in this Section 4 shall be true and correct as of the date of this Agreement and as of the date the Units are issued to WARF.

Section 5. Miscellaneous Covenants.

A. Financial Statements and Other Information.

As long as WARF owns any Units, NimbleGen shall promptly provide to WARF such Financial Statements, amendments to or restatements of its Articles of Organization or Operating Agreement, Unit transfer restrictions and agreements between its members with respect to the valuation or transfer of Units and amendments thereto, and such other information respecting the business, affairs, and financial condition of NimbleGen as WARF may reasonably request and WARF’s representatives may visit and inspect any of the properties, books and information of NimbleGen.

B. Preemptive Rights.

In addition to its other rights under this Agreement, WARF shall have a preemptive right during the term of this Agreement to acquire such Equity Interests of NimbleGen as may be issued from time to time in accordance with the terms of this Agreement. Such preemptive right shall apply with respect to all such interests issued by NimbleGen after the effective date of this Agreement, whether such additional interests constitute a part of the Units presently or subsequently authorized. WARF shall have the right to acquire Equity Interests of the type being issued in an amount equal to WARF’s Unit Percentage immediately before the issuance multiplied by the total interests of that type that are to be issued to all persons or entities pursuant to that issuance. The terms and conditions of WARF’s exercise of its preemptive rights, including the consideration to be paid for such interests, shall be no less favorable to WARF than the most favorable terms and conditions offered to any other member or prospective member with respect to the interests then being issued. WARF may, at its option, exercise such preemptive rights to some or all of the Units or other interests to which it has preemptive rights under this Section 5B.

C. Issuance of Units to Affiliates.

NimbleGen shall not issue any Equity Interests of NimbleGen (including Units) to any Affiliate, except for interests granted as compensation for services of employees or directors approved by WARF, which approval shall not be unreasonably withheld for less than the fair market value of that security. NimbleGen shall have the burden of proving that it received consideration for any such issuance equal to the fair market value of the interests issued.

D. Registration Rights.

(i) If NimbleGen (or a successor entity to NimbleGen) has previously undergone an initial public offering, WARF shall have a one-time right to require NimbleGen (or such successor) to Register (including any related qualification under state securities laws) its Units (or its equity securities in such successor entity), for an effective period of up to three (3) months, provided such Registration is necessary under the Securities Act to permit WARF to sell such Units (or equity securities) in the public market, and provided further that such Registration shall not be effective prior to one year after the date of the initial public offering. In connection with any such Registration, the parties agree to cooperate with each other and execute such agreements and other documents as shall be reasonably requested. NimbleGen (or such successor) may delay commencement of any Registration for up to six (6) months if, in its judgment, such delay is in the best interests of the company. In the event of any registered public offering by NimbleGen (or a successor), WARF agrees that, if requested by the underwriters, it will not sell any of its equity securities for a period commencing thirty (30) days prior and ending six (6) months following the public offering.

(ii) All Registration Expenses incurred in connection with any registration pursuant to Section 7D(i) shall be borne by NimbleGen.

E. Notice of Fundamental Corporate Transactions.

During the term of this Agreement, NimbleGen shall provide WARF with written notice of any of the following fundamental transactions: (i) merger with another entity, consolidation, reorganization, liquidation, or dissolution of NimbleGen; (ii) sale, lease, exchange or other disposal of all or substantially all of the property or assets of NimbleGen; or (iii) adoption of any plan or agreement to do any of the foregoing.

F. Board Meetings.

NimbleGen agrees that WARF shall be allowed to attend all meetings of the Board of Directors as a non-voting observer. WARF shall be provided advance notice of all meetings and shall be provided the same materials provided to members of the Board.

Section 6. Termination.

A. Unless terminated sooner by either party as provided below, this Agreement shall terminate on the date that WARF, after having been issued Units hereunder, no longer owns any Equity Interest of NimbleGen or any equity securities in a successor entity to NimbleGen. If this Agreement terminates automatically as provided in this Section 6A, the License Agreement shall remain in effect according to the terms specified therein.

B. If NimbleGen at any time fails to issue Units to WARF on a timely basis, fails to timely repurchase Units from WARF under the terms of this Agreement, or otherwise commits a material breach of this Agreement, or if any of the representations or warranties made by NimbleGen are untrue in any material respect as of any date on which they are required to be true and correct, and NimbleGen fails to remedy any such breach or default within thirty (30) days after written notice thereof by WARF, WARF may, at its option, terminate either this Agreement, the License Agreement, or both.

C. If WARF at any time commits a material breach of this Agreement or any of the representations or warranties made by WARF are untrue in any material respect as of any date on which they are required to be true and correct, and WARF fails to remedy any such breach or default within thirty (30) days after written notice thereof by NimbleGen, NimbleGen may, at its option, terminate either this Agreement, the License Agreement, or both.

Section 7. Assignability.

NimbleGen may not assign its rights or obligations hereunder or under the License Agreement to any entity without WARF’s prior written consent, other than an assignment in connection with a transfer of all or substantially all of the assets of NimbleGen to a corporation owned at the time of the assignment, directly or indirectly, by the same persons or entities as own NimbleGen provided such ownership is in substantially the same proportions as their ownership interests in NimbleGen. In the event of such an assignment, such corporation shall become subject to all of the obligations of NimbleGen under this Agreement, and the references herein to NimbleGen shall be deemed to refer to such corporation, the references herein to Units, Equity Interests of NimbleGen or other equity securities of NimbleGen shall refer to the stock or other equity securities of such corporation, and all other terms used herein shall be modified as appropriate to reflect that NimbleGen is a corporation as opposed to a limited liability company. WARF may not assign its rights or obligations hereunder without the prior written consent of NimbleGen.

Section 8. Miscellaneous.

This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Wisconsin without application of conflict of law principles. If any provisions of this Agreement are or shall come into conflict with the laws or regulations of any jurisdiction or any governmental entity having jurisdiction over the parties or this Agreement, those provisions shall be deemed automatically deleted, if such deletion is allowed by relevant law, and the remaining terms and conditions of this Agreement shall remain in full force and effect. If such a deletion is not so allowed or if such a deletion leaves terms thereby made clearly illogical or inappropriate in effect, the parties agree to substitute new terms as similar in effect to the present terms of this Agreement as may be allowed under the applicable laws and regulations.

Section 9. Notices.

Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given at the earlier of the time when actually received as a consequence of any effective method of delivery, including but not limited to hand delivery, transmission by telecopier, or delivery by a professional courier service or the time when sent by certified or registered mail addressed to the party for whom intended at the address below or at such changed address as the party shall have specified by written notice, provided that any notice of change of address shall be effective only upon actual receipt.

(a)	Wisconsin Alumni Research Foundation

Attn: Managing Director

614 Walnut Street

Madison,Wisconsin 53705

(b)	NimbleGen Systems LLC :.

c/o Kenneth C. Hunt

Godfrey & Kahn, S.C.

780 North Water Street

Milwaukee, Wisconsin 53202

Section 10. Integration.

This Agreement constitutes the full understanding between the parties with reference to the subject matter hereof, and no statements or agreements by or between the parties, whether orally or in writing, except as provided for elsewhere in this Section 10, made prior to or at the signing hereof, shall vary or modify the written terms of this Agreement. Neither party shall claim any amendment, modification, or such release from any provisions of this Agreement by mutual agreement, acknowledgement, or otherwise, unless: such mutual agreement is in writing, signed by the other party, and specifically states that it is an amendment to this Agreement.

Section 11. Authority.

The persons signing on behalf of WARF and NimbleGen hereby warrant and represent that they have authority to execute this Agreement on behalf of the party for whom they have signed.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.

WISCONSIN ALUMNI RESEARCH FOUNDATION

By:	/s/Richard H. Leazer	Date:	September 29, 1999
Richard H. Leazer, Manager Director

NIMBLEGEN SYSTEMS LLC

By:	/s/Robert J. Palay	Date:	September 27, 1999

Name and Title:	Robert J. Palay, Managing Member

Reviewed by WARF’s Attorney:

/s/Elizabeth L.R. Donley
Elizabeth L. R. Donley

September 27, 1999

(WARF’s attorney shall not be deemed a signatory to this Agreement.)

APPENDIX A

A. “Unit” shall mean a capital and profits interest in NimbleGen.

B. “Equity Interest” shall mean any interest in profits or capital or any option or right, including any convertible indebtedness to acquire such an interest.

C. “License Agreement” shall mean the license agreement entered into by WARF and NimbleGen of even date herewith.

D. “Affiliate” shall mean any person who is related by blood or marriage to any person or entity who owns more than twenty percent of the issued and outstanding Units of NimbleGen or to any manager, director, or employee of NimbleGen or any entity in which any such person has a direct or indirect beneficial ownership interest or for which any such person serves as a director, officer or employee.

E. “Financial Statements” shall mean a balance sheet, statement of earnings, stockholders’ equity and cash flow as of the end of the last fiscal year that has been completed when the statements are to be provided to WARF and a balance sheet and income statement as of the end of the last fiscal quarter that has been completed when the statements are to be provided to WARF. If NimbleGen’s Financial Statements have been audited, then NimbleGen shall provide WARF with such audited statements.

F. “WARF’s Unit Percentage” shall mean the percentage derived by dividing the sum of the number of Units then Owned by WARF by the total number of issued and outstanding Units at such time.

G. “Register,” “Registered,” and “Registration” shall refer to a registration effected by preparing and filing a Registration Statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such Registration Statement.

H. “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Securities and Exchange Commission issued under such act, as they each may, from time to time, be in effect.

I. “Registration Statement” shall mean a registration statement on Form S-1 or Form S-3 filed by NimbleGen with the Securities and Exchange Commission for a public offering and sale of securities of NimbleGen or successor entity to NimbleGen.

J. “Registration Expenses” shall mean all expenses incurred by NimbleGen in complying with Section 5D(i) of this Agreement. including, without limitation, all registration and filing fees, printing expenses, and fees and disbursements of counsel for NimbleGen.

K. “Fair Market Value” shall mean the value of the Units as determined, if possible, by the mutual consent of the parties. If the parties cannot agree on such value, the fair market value of the Units shall be determined by an independent appraiser who shall be jointly appointed by the parties, but whose fees and expenses shall be paid by each party in equal Units. The independent appraiser shall make his appraisal based on a hypothetical sale of all of the Units of NimbleGen on a fully diluted basis to a willing third party buyer who intends to continue NimbleGen as a going concern, and such appraisal shall not contain any minority interest discount, any discount for lack of marketability or any other discount that would not apply uniformly to all Units of NimbleGen with respect to such a hypothetical sale.

NimbleGen Systems LLC

505 S. Rosa Road

Madison, Wisconsin 53719

August 30, 2000

Wisconsin Alumni Research Foundation

Attn: Managing Director

614 Walnut Street

Madison, Wisconsin 53705

Please refer to that certain Standard Exclusive License Agreement made September 27, 1999, by and between Wisconsin Alumni Research Foundation (“WARF”) and NimbleGen Systems LLC (“NimbleGen LLC”) as amended by an Amendment to License Agreement made April 24, 2000 (as amended, the “License Agreement”), and that certain Standard Equity Agreement made September 27, 1999, by and between WARF and NimbleGen LLC (the “Equity Agreement”).

As you know, we anticipate that the holders of the outstanding membership interests in NimbleGen LLC (including WARF) will be exchanging these interests for stock in a new corporation, NimbleGen Systems Inc. (the “Corporation”), under the terms of an Exchange Agreement to be dated on or about August 30, 2000, and that certain entities (including WARF) and individuals will be purchasing additional stock in the Corporation for cash under the terms of a Preferred Stock Purchase Agreement and a Common Stock Purchase Agreement to be dated on or about August 30, 2000. In connection with these transactions, this will confirm our agreement as follows:

1.	WARF consents to the dissolution of NimbleGen LLC following the acquisition by the Corporation of the membership interests in NimbleGen LLC and, in connection with such dissolution, the assignment by NimbleGen LLC of its interests in the License Agreement and the Equity Agreement to the Corporation. Following such assignment of the License Agreement, the Corporation will become subject to all of the rights and obligations of NimbleGen LLC under such agreement and the references in such agreement to NimbleGen LLC will be deemed to refer to the Corporation. With regard to the Equity Agreement, following the acquisition by the Corporation of the membership interests in NimbleGen LLC, and notwithstanding any provision to the contrary contained in such agreement, any references to “Units” in such agreement will be deemed to refer to Common Stock of the Corporation, and the references to “Equity Interests” in such agreement will be deemed to refer to capital stock of the Corporation or any option or right, including convertible indebtedness, to acquire such stock.

Wisconsin Alumni Research Foundation

August 30, 2000

2.	WARF confirms that NimbleGen LLC is in compliance with all of its obligations under the License Agreement to be performed by it prior to the date of this letter or that such compliance has been waived (and that WARF has no present right to terminate the License Agreement due to any failure to comply with any such obligation), including without limitation the obligation to supply written development reports specified in Section 3 of such agreement or the obligation to provide evidence of insurance coverage under Section 12B of such agreement. Notwithstanding the foregoing, the parties acknowledge that NimbleGen LLC has not provided WARF with a development report for the period ending June 30, 2000, or the business plan described in Section 7D of such agreement. WARF agrees that it will not exercise any right it may have to terminate the License Agreement as a result of such failure to comply. However, the obligation to provide such report and business plan will remain in effect and will be assumed by the Corporation upon the assignment of the License Agreement to the Corporation.

3.	WARF confirms that NimbleGen LLC is in compliance with all of its obligations under the Equity Agreement to be performed by it prior to the date of this letter or that such compliance has been waived (and that WARF has no present right to terminate the Equity Agreement or the License Agreement due to any failure to comply with any such obligation). Without intending to limit the foregoing, WARF confirms that its rights have been satisfied or waived:

(a)	with respect to the maintenance of its percentage interest required under Section 2A(ii) and 4A(xv) of such agreement;

(b)	with respect to its preemptive rights under Section 5B of such agreement, including any such rights in connection with the issuance by the Corporation of its Preferred Stock and Common Stock pursuant to the Preferred Stock Purchase Agreement and Common Stock Purchase Agreement referred to above; and

(c)	with respect to its approval rights under Section 5C of such agreement concerning the prior issuance of Units in NimbleGen LLC to Roland Green and Emile Nuwaysir.

4.	Upon the execution and delivery of the Stockholders Agreement to be entered in connection with these transactions, the Equity Agreement will be amended as follows:

(a)	Section 5B of such agreement, regarding preemptive rights, will be deleted in view of the preemptive rights granted in the Stockholders Agreement; and

Wisconsin Alumni Research Foundation

August 30, 2000

(b)	in Section 5C of such agreement, regarding issuance of Units to Affiliates, the phrase “approved by WARF, which approval shall not be unreasonably withheld” will be deleted.

If this letter correctly sets forth your understanding of our agreement, please so indicate by having a copy executed on behalf of WARF in the place indicated below and returning it to us.

NIMBLEGEN SYSTEMS LLC

By:	/s/ Robert J. Palay

The undersigned confirms its agreement to the foregoing this 30th day of August, 2000.

WISCONSIN ALUMNI RESEARCH FOUNDATION

By:	/s/

By:	/s/